Exhibit 4.1

NOBEL LEARNING COMMUNITIES, INC.

2010 OMNIBUS INCENTIVE EQUITY COMPENSATION PLAN

Adopted September 16, 2010

SECTION 1. Purpose; Definitions. The purposes of the Nobel Learning Communities, Inc. 2010 Omnibus Incentive Equity Compensation Plan (the “Plan”) are to enable Nobel Learning Communities, Inc. (the “Company”) and its Affiliates to recruit and retain highly qualified personnel, to provide those personnel with an incentive for productivity and to provide those personnel with an opportunity to share in the growth and value of the Company.

For purposes of the Plan, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a) “Affiliate” means, with respect to a Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

(b) “Applicable Law” means the legal requirements relating to the administration of and issuance of securities under stock incentive plans, including, without limitation, the requirements of state corporations law, federal, state and foreign securities law, federal, state and foreign tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted. For all purposes of this Plan, references to statutes and regulations shall be deemed to include any successor statutes and regulations, to the extent reasonably appropriate as determined by the Board.

(c) “Award” means an award of Options, SARs, Restricted Stock, Restricted Stock Units or Performance Awards made under this Plan.

(d) “Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.

(e) “Board” means the Board of Directors of the Company, as constituted from time to time; provided, however, that if the Board appoints one or more Committees to perform some or all of the Board’s administrative functions hereunder, references to the “Board” will be deemed to also refer to the Committee in connection with matters to be performed by that Committee.

(f) “Cause” means with respect to any Participant, unless otherwise defined in the Participant’s employment agreement, service agreement or signed offer letter: (i) the Participant’s habitual intoxication or drug addiction; (ii) the Participant’s violation of the Company’s written policies, procedures or codes including, without limitation, those with respect to harassment (sexual or otherwise) and ethics; (iii) the Participant’s refusal or willful failure by the Participant to perform such duties as may reasonably be delegated or assigned to him, consistent with his position; (iv) the Participant’s willful refusal or willful failure to comply with any requirement of the Securities and Exchange Commission or any securities exchange or self-regulatory organization then applicable to the Company; (v) the Participant’s willful or wanton misconduct in connection with the performance of his or her duties including, without limitation, breach of fiduciary duties; (vi) the Participant’s breach (whether due to inattention, neglect, or knowing conduct) of any of the material provisions of his or her employment or service agreement, if any; (vii) the Participant’s conviction of, guilty, no contest or nolo contendere plea to, or admission or confession to any felony (other than driving while intoxicated or driving under the influence of alcohol) or any act of fraud, misappropriation, embezzlement or any misdemeanor involving moral turpitude; (viii) the Participant’s dishonesty detrimental to the best interest of the Company; (ix) the Participant’s involvement in any matter which, in the opinion of the Company’s Chief Executive Officer (or, in the case of the Chief Executive Officer, the Board), is reasonably likely to cause material prejudice or embarrassment to the Company’s business; or (x) solely in the case of a Non-Employee Director, any other action by the Participant which the Board determines constitutes “cause.”

(g) “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total power to vote for the election of directors of the Company; (ii) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (iii) the sale or other disposition of all or substantially all of the assets of the Company; (iv) a liquidation or dissolution of the Company; or (v) any other event deemed by the Board to constitute a Change in Control for purposes of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(i) “Committee” means a committee appointed by the Board in accordance with Section 2 of the Plan.

(j) “Director” means a member of the Board.

(k) “Disability” means a condition rendering a Participant Disabled.

(l) “Disabled” will have the same meaning as set forth in Section 22(e)(3) of the Code.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if Shares are listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq Global Select Market, the Fair Market Value of a Share will be the closing sales price for such stock as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Shares) at the close of regular hours trading on the day of determination, as reported in the Wall Street Journal or any other source the Board considers reliable; (ii) if Shares are regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for Shares at the close of regular hours trading on the day of determination, as reported in the Wall Street Journal or any other source the Board considers reliable; or (iii) if Shares are not traded as set forth above, the Fair Market Value will be determined in good faith by the Board taking into consideration such factors as the Board considers appropriate, such determination by the Board to be final, conclusive and binding. Notwithstanding the foregoing, in connection with a Change in Control, Fair Market Value shall be determined in good faith by the Board, such determination by the Board to be final conclusive and binding.

(o) “Incentive Stock Option” means any Option intended to be an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(p) “Non-Employee Director” will have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission; provided, however, that the Board or the Committee may, to the extent that it deems necessary to comply with Section 162(m) of the Code or regulations thereunder, require that each “Non-Employee Director” also be an “outside director” as that term is defined in regulations under Section 162(m).

(q) “Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

(r) “Option” means any option to purchase Shares (including Restricted Stock, if the Board so determines) granted pursuant to Section 5 hereof.

(s) “Parent” means, in respect of the Company, a “parent corporation” as defined in Sections 424(e) of the Code.

(t) “Participant” means an employee, consultant, Director, or other service provider of or to the Company or any of its respective Affiliates to whom an Award is granted.

(u) “Performance Award” means Shares or other Awards that, pursuant to Section 10, are granted, vested and/or settled upon the achievement of specified performance conditions.

(v) “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

(w) “Restricted Stock” means Shares that are subject to restrictions pursuant to Section 8 hereof.

(x) “Restricted Stock Unit” means a right granted under and subject to restrictions pursuant to Section 9 hereof.

(y) “SAR” means a stock appreciation right granted under the Plan and described in Section 6 hereof.

(z) “Shares” means shares of the Company’s common stock, subject to substitution or adjustment as provided in Section 3(c) hereof.

(aa) “Subsidiary” means, in respect of the Company, a subsidiary company as defined in Sections 424(f) and (g) of the Code.

SECTION 2. Administration. The Plan will be administered by the Board; provided, however, that the Board may at any time appoint a Committee to perform some or all of the Board’s administrative functions hereunder; and provided further, that the authority of any Committee appointed pursuant to this Section 2 will be subject to such terms and conditions as the Board may prescribe and will be coextensive with, and not in lieu of, the authority of the Board hereunder. Subject to the requirements of the Company’s by-laws and certificate of incorporation and any other agreement that governs the appointment of Board committees, the Committee will be composed of at least one member, who will serve for such period of time as the Board determines.

The Board will have full authority to grant Awards under this Plan and determine the terms of such Awards. Such authority will include the right to:

(a) select the individuals to whom Awards are granted (consistent with the eligibility conditions set forth in Section 4);

(b) determine the type of Award to be granted;

(c) determine the number of Shares, if any, to be covered by each Award;

(d) establish the terms and conditions of each Award;

(e) subject to Section 10, establish the performance conditions relevant to any Performance Award and certify whether such performance conditions have been satisfied;

(f) determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 5(d);

(g) to accelerate the vesting or exercisability of an Award and to modify or amend each Award, subject to Section 11;

(h) to extend the period of time for which an Option or SAR is to remain exercisable following a Participant’s termination of service to the Company from the limited period otherwise in effect for that Option or SAR to such greater period of time as the Board deems appropriate, but in no event beyond the expiration of the term of the Option or SAR; and

(i) determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant.

The Board will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable; to establish the terms and form of each Award Agreement; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement); and to otherwise supervise the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it deems necessary to carry out the intent of the Plan.

All decisions made by the Board pursuant to the provisions of the Plan will be final and binding on all Persons, including the Company and Participants. No Director will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

SECTION 3. Shares Subject to the Plan.

(a) Shares Subject to the Plan. The Shares to be subject to or related to Awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be issued in respect of Awards under the Plan is 1,400,000. The Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.

(b) Effect of the Expiration or Termination of Awards. If and to the extent that an Option or SAR expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares associated with that Option or SAR will again become available for grant under the Plan. Similarly, if and to the extent an Award of Restricted Stock, Restricted Stock Units or a Performance Award is canceled or forfeited for any reason, the Shares subject to that Award will again become available for grant under the Plan. Shares withheld in settlement of a tax withholding obligation associated with an Award, or in satisfaction of the exercise price payable upon exercise of an Option, will again become available for grant under the Plan. If any Award or portion thereof is settled for cash, the Shares attributable for such cash settlement will again become available for grant.

(c) Other Adjustment. In the event of any recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Shares, substitutions or adjustments will be made by the Board to the aggregate number, class and/or issuer of the securities that may be issued under the Plan, to the number, class and/or issuer of securities subject to outstanding Awards, and to the exercise price of outstanding Options or SARs, in each case in a manner that reflects equitably the effects of such event or transaction.

(d) Change in Control. Notwithstanding anything to the contrary set forth in the Plan, upon or in anticipation of any Change in Control, the Board may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control:

(i) cause any or all outstanding Awards to become vested and immediately exercisable (as applicable), in whole or in part;

(ii) cause any outstanding Option to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that Change in Control, cancel that Option upon closing of the Change in Control;

(iii) cancel any unvested Award or unvested portion thereof, with or without consideration;

(iv) cancel any Option in exchange for a substitute award in a manner consistent with the principles of Treas. Reg. §1.424-1(a) or any successor rule or regulation (notwithstanding the fact that the original Award may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option);

(v) cancel any Restricted Stock, Restricted Stock Unit or SAR in exchange for restricted shares, restricted stock units or stock appreciation rights with respect to the capital stock of any successor corporation or its parent;

(vi) redeem any Restricted Stock or Restricted Stock Unit for cash and/or other substitute consideration with value equal to Fair Market Value of an unrestricted Share on the date of the Change in Control;

(vii) cancel any SAR in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of Shares subject to that SAR, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in Control and the exercise price of that SAR; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such SAR, the Board may cancel that SAR without any payment of consideration therefore; and/or

(viii) cancel any Option in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in Control and the exercise price of that Option; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such Option, the Board may cancel that Option without any payment of consideration therefor.

In the discretion of the Board, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (i) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control, or (ii) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to stockholders in connection with the Change in Control.

SECTION 4. Eligibility. Employees, Directors, consultants, and other individuals who provide services to the Company or its Affiliates are eligible to be granted Awards under the Plan; provided, however, that only employees of the Company, any Parent or a Subsidiary are eligible to be granted Incentive Stock Options.

SECTION 5. Options. Options granted under the Plan may be of two types: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. Any Option granted under the Plan will be in such form as the Board may at the time of such grant approve.

The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(a) Option Price. The exercise price per Share purchasable under an Option will be determined by the Board and will not be less than 100% of the Fair Market Value of a Share on the date of the grant. However, any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns, either directly or within the meaning of the attribution rules contained in Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, will have an exercise price per Share of not less than 110% of Fair Market Value per Share on the date of the grant.

(b) Option Term. The term of each Option will be fixed by the Board, but no Option will be exercisable more than 10 years after the date the Option is granted. However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns, either directly or within the meaning of the attribution rules contained in Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, may not have a term of more than five years. No Option may be exercised by any Person after expiration of the term of the Option.

(c) Exercisability. Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Board.

(d) Method of Exercise. Subject to the terms of the applicable Award Agreement, the exercisability provisions of Section 5(c) and the termination provisions of Section 7, Options may be exercised in whole or in part from time to time during their term by the delivery of written notice to the Company specifying the number of Shares to be purchased. Such notice will be accompanied by payment in full of the purchase price, either by certified or bank check, or such other means as the Board may accept. Unless otherwise determined by the Board, in its sole discretion, payment of the exercise price of an Option may be made in the form of previously acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised or through means of a “net settlement,” whereby the Option exercise price will not be due in cash and where the number of Shares issued upon such exercise will be equal to: (A) the product of (i) the number of Shares as to which the Option is then being exercised, and (ii) the excess, if any, of (a) the then current Fair Market Value per Share over (b) the Option exercise price, divided by (B) the then current Fair Market Value per Share.

No Shares will be issued upon exercise of an Option until full payment therefor has been made. A Participant will not have the right to distributions or dividends or any other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, if requested, has given the representation described in Section 15(a) hereof and fulfills such other conditions as may be set forth in the applicable Award Agreement.

(e) Incentive Stock Option Limitations. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company, its Parent or any Subsidiary will not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options will be taken into account in the order granted. To the extent any Option does not meet such limitation, that Option will be treated for all purposes as a Non-Qualified Stock Option.

(f) Termination of Service. Unless otherwise specified in the applicable Award Agreement, Options will be subject to the terms of Section 7 with respect to exercise upon or following termination of employment or other service.

(g) Transferability of Options. Except as may otherwise be specifically determined by the Board with respect to a particular Option: (i) no Option will be transferable by the Participant other than by will or by the laws of descent and distribution, and (ii) during the Participant’s lifetime, an Option will be exercisable only by the Participant (or, in the event of the Participant’s Disability, by his personal representative).

SECTION 6. Stock Appreciation Rights.

(a) Nature of Award. Upon the exercise of a SAR, its holder will be entitled to receive an amount equal to the excess (if any) of: (i) the Fair Market Value of the Shares covered by such SAR as of the date such SAR is exercised, over (ii) the Fair Market Value of the Shares covered by such SAR as of the date such SAR was granted. Such amount may be paid in either cash and/or Shares, as determined by the Board in its sole and absolute discretion.

(b) Terms and Conditions. The Award Agreement evidencing any SAR will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(i) Term of SAR. Unless otherwise specified in the Award Agreement, the term of a SAR will be ten years.

(ii) Exercisability. SARs will vest and become exercisable at such time or times and subject to such terms and conditions as will be determined by the Board at the time of grant.

(iii) Method of Exercise. Subject to terms of the applicable Award Agreement, the exercisability provisions of Section 6(b)(ii) and the termination provisions of Section 7, SARs may be exercised in whole or in part from time to time during their term by delivery of written notice to the Company specifying the portion of the SAR to be exercised.

(iv) Termination of Service. Unless otherwise specified in the Award Agreement, SARs will be subject to the terms of Section 7 with respect to exercise upon termination of employment or other service.

(v) Non-Transferability. Except as may otherwise be specifically determined by the Board with respect to a particular SAR: (A) SARs may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution, and (B) during the Participant’s lifetime, SARs will be exercisable only by the Participant (or, in the event of the Participant’s Disability, by his personal representative).

SECTION 7. Termination of Service. Unless otherwise specified with respect to a particular Option or SAR in the applicable Award Agreement or otherwise determined by the Board, any portion of an Option or SAR that is not exercisable upon termination of service will expire immediately and automatically upon such termination and any portion of an Option or SAR that is exercisable upon termination of service will expire on the date it ceases to be exercisable in accordance with this Section 7.

(a) Termination by Reason of Death. If a Participant’s service with the Company or any Affiliate terminates by reason of death, any Option or SAR held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of his or her death or on such accelerated basis as the Board may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 12 months from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or SAR.

(b) Termination by Reason of Disability. If a Participant’s service with the Company or any Affiliate terminates by reason of Disability, any Option or SAR held by such Participant may thereafter be exercised by the Participant or his personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 12 months from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or SAR.

(c) Cause. If a Participant’s service with the Company or any Affiliate is terminated for Cause: (i) any Option or SAR, or portion thereof, not already exercised will be immediately and automatically forfeited as of the date of such termination, and (ii) any Shares for which the Company has not yet delivered share certificates will be immediately and automatically forfeited and the Company will refund to the Participant the Option exercise price paid for such Shares, if any.

(d) Other Termination. If a Participant’s service with the Company or any Affiliate terminates for any reason other than death, Disability or Cause, any Option or SAR held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 90 days from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or SAR.

SECTION 8. Restricted Stock.

(a) Issuance. Restricted Stock may be issued either alone or in conjunction with other Awards. The Board will determine the time or times within which Restricted Stock may be subject to forfeiture, and all other conditions of such Awards. The purchase price for Restricted Stock may, but need not, be zero. The prospective recipient of an Award of Restricted Stock will not have any rights with respect to such Award, unless and until such recipient has delivered to the Company an executed Award Agreement and has otherwise complied with the applicable terms and conditions of such Award.

(b) Certificates. Any share certificate issued in connection with an Award of Restricted Stock will be registered in the name of the Participant receiving the Award, and will bear the following legend and/or any other legend required by this Plan, the Award Agreement or by Applicable Law:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE NOBEL LEARNING COMMUNITIES, INC. 2010 OMNIBUS INCENTIVE EQUITY COMPENSATION PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN [THE PARTICIPANT] AND NOBEL LEARNING COMMUNITIES, INC. COPIES OF THAT PLAN AND AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF NOBEL LEARNING COMMUNITIES, INC. AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF NOBEL LEARNING COMMUNITIES, INC.

Share certificates evidencing Restricted Stock will be held in custody by the Company or in escrow by an escrow agent until the restrictions thereon have lapsed. As a condition to any Award of Restricted Stock, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.

(c) Restrictions and Conditions. The Award Agreement evidencing the grant of any Restricted Stock will incorporate the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(i) During a period commencing with the date of an Award of Restricted Stock and ending at such time or times as specified by the Board (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock awarded under the Plan. The Board may condition the lapse of restrictions on Restricted Stock upon the continued employment or service of the recipient, the attainment of specified individual or corporate performance goals, or such other factors as the Board may determine, in its sole and absolute discretion.

(ii) Except as provided in this paragraph (ii) or the applicable Award Agreement, once the Participant has been issued a certificate or certificates for Restricted Stock or the Restricted Stock has been issued in the Participant’s name by book-entry registration, the Participant will have, with respect to the Restricted Stock, the right to vote the Shares, but will not have the right to receive any cash distributions or dividends prior to the lapse of the Restriction Period unless otherwise provided under the applicable Award Agreement or as determined by the Board. If any cash distributions or dividends are payable with respect to the Restricted Stock, the Board, in its sole discretion, may require the cash distributions or dividends to be subjected to the same Restriction Period as is applicable to the Restricted Stock with respect to which such amounts are paid, or, if the Board so determines, reinvested in additional Restricted Stock to the extent Shares are available under Section 3(a) of the Plan. A Participant shall not be entitled to interest with respect to any dividends or distributions subjected to the Restriction Period. Any distributions or dividends paid in the form of securities with respect to Restricted Stock will be subject to the same terms and conditions as the Restricted Stock with respect to which they were paid, including, without limitation, the same Restriction Period.

(iii) Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Board, if a Participant’s service with the Company and it Affiliates terminates prior to the expiration of the applicable Restriction Period, the Participant’s Restricted Stock that then remains subject to forfeiture will then be forfeited automatically.

(iv) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period (or if and when the restrictions applicable to Restricted Stock are removed pursuant to Section 3(d) or otherwise), any certificates for such Shares will be replaced with new certificates, without the restrictive legends described in Section 8(b) applicable to such lapsed restrictions, and such new certificates will be delivered to the Participant, the Participant’s representative (if the Participant has suffered a Disability), or the Participant’s estate or heir (if the Participant has died).

SECTION 9. Restricted Stock Units. Subject to the other terms of the Plan, the Board may grant Restricted Stock Units to eligible individuals and may, in its sole and absolute discretion, impose conditions on such units as it may deem appropriate, including, without limitation, continued employment or service of the recipient or the attainment of specified individual or corporate performance goals. Each Restricted Stock Unit shall be evidenced by an Award Agreement in the form that is approved by the Board and that is not inconsistent with the terms and conditions of the Plan. Each Restricted Stock Unit will represent a right to receive from the Company, upon fulfillment of any applicable conditions, an amount equal to the Fair Market Value (at the time of the distribution) of one Share. Distributions may be made in cash and/or Shares. All other terms governing Restricted Stock Units, such as vesting, time and form of payment and termination of units shall be set forth in the applicable Award Agreement. The Participant shall not have any shareholder rights with respect to the Shares subject to a Restricted Stock Unit Award until that Award vests and the Shares are actually issued thereunder. A Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock Units awarded under the Plan. Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Board, if a Participant’s service with the Company terminates prior to the Restricted Stock Unit Award vesting, the Participant’s Restricted Stock Units that then remain subject to forfeiture will then be forfeited automatically.

SECTION 10. Performance Awards.

(a) Performance Awards Generally. The Board may grant Performance Awards in accordance with this Section 10. Performance Awards may be denominated as a number of Shares, a dollar amount, or specified number of other Awards (or a combination thereof) which may be earned upon achievement or satisfaction of performance conditions specified by the Board. In addition, the Board may specify that any other Award shall constitute a Performance Award by conditioning the vesting or settlement of the Award upon the achievement or satisfaction of such performance conditions as may be specified by the Board. Subject to Section 10(b), the Board may use such business criteria or other measures of performance as it may deem appropriate in establishing the relevant performance conditions and may, in its discretion, adjust such criteria from time to time.

(b) Qualified Performance-Based Compensation Under Section 162(m). Performance Awards intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code will be granted by a compensation committee of the Board consisting solely of at least two individuals who are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto) and will be subject to the terms of this Section 10(b). In accordance with the requirements under Section 162(m) of the Code, the maximum number of Shares underlying Performance Awards denominated in shares that may be granted during a calendar year to any Participant shall be 150,000 and the maximum dollar value of Performance Awards denominated in cash that may be granted during a calendar year to any Participant shall be $1,000,000.

(i) Specified Business Criteria. The grant, vesting and/or settlement of a Performance Award subject to this Section 10(b) will be contingent upon achievement of one or more of the following business criteria (subject to adjustment in accordance with Section 10(b)(ii), below):

(A) the attainment of certain target levels of, or a specified percentage increase in: revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, earning per share, after-tax or pre-tax profits, operational cash flow, return on capital employed or returned on invested capital, after-tax or pre-tax return on stockholders’ equity, the price of the Company’s common stock or a combination of the foregoing;

(B) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, the Company’s bank debt or other public or private debt or financial obligations;

(C) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs; and/or

(D) any other objective business criteria that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Performance goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Affiliates, or products, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The performance goals for a particular performance period need not be the same for all Participants.

(ii) Adjustments to Performance Goals. The committee described in Section 10(b) may provide, at the time performance goals are established in accordance with Section 10(b)(i), that adjustments will be made to those performance goals to take into account, in any objective manner specified by that committee, the impact of one or more of the following: (A) gain or loss from all or certain claims and/or litigation and insurance recoveries, (B) the impairment of tangible or intangible assets, (C) stock-based compensation expense, (D) restructuring activities reported in the Company’s public filings, (E) investments, dispositions or acquisitions, (F) loss from the disposal of certain assets, (G) gain or loss from the early extinguishment, redemption, or repurchase of debt, (H) changes in accounting principles, or (I) any other item, event or circumstance that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code. An adjustment described in this Section 10(b)(ii) may relate to the Company or to any subsidiary, division or other operational unit of the Company or its Affiliates, as determined by the committee at the time the performance goals are established. Any adjustment shall be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the committee at the time performance objectives are established. In addition, adjustments will be made as necessary to any performance criteria related to the Company’s stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Company’s equity.

(c) Other Terms of Performance Awards. The Board may specify other terms pertinent to a Performance Award in the applicable Award Agreement, including terms relating to the treatment of that Award in the event of a Change in Control prior to the end of the applicable performance period. The Participant shall not have any shareholder rights with respect to the Shares subject to a Performance Award until the Shares are actually issued thereunder. A Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Performance Awards. Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Board, if a Participant’s service with the Company terminates prior to the Performance Award vesting, the Participant’s Performance Award or portion thereof that then remains subject to forfeiture will then be forfeited automatically.

SECTION 11. Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time. However, except as otherwise provided in Section 3, no amendment, alteration or discontinuation will be made which would impair the rights of a Participant with respect to an Award without that Participant’s consent or which, without the approval of such amendment within 365 days of its adoption by the Board by the Company’s stockholders in a manner consistent with Treas. Reg. § 1.422-3 (or any successor provision), would: (i) increase the total number of Shares reserved for issuance hereunder, or (ii) change the persons or class of persons eligible to receive Awards.

SECTION 12. Prohibition on Repricing Programs. The Board shall not (i) implement any cancellation/re-grant program pursuant to which outstanding Options or SARs under the Plan are cancelled and new Options or SARs are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding Options or SARs under the Plan with exercise prices or base prices per share in excess of the then current Fair Market Value per Share for consideration payable in equity securities of the Company or (iii) otherwise directly reduce the exercise price or base price in effect for outstanding Options or SARs under the Plan, without in each such instance obtaining shareholder approval.

SECTION 13. Conditions Upon Grant of Awards and Issuance of Shares.

(a) The implementation of the Plan, the grant of any Award and the issuance of Shares in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the Shares issuable pursuant to those Awards.

(b) No Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Applicable Law, including the filing and effectiveness of the Form S-8 registration statement for the Shares issuable under the Plan, and all applicable listing requirements of any stock exchange on which Shares are then listed for trading.

SECTION 14. Liability of Company.

(a) Inability to Obtain Authority. If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction for the sale of any Shares under this Plan, and such authority is deemed by the Company’s counsel to be necessary to the lawful issuance of those Shares, the Company will be relieved of any liability for failing to issue or sell those Shares.

(b) Grants Exceeding Allotted Shares. If Shares subject to an Award exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, that Award will be contingent with respect to such excess Shares, on the effectiveness under Applicable Law of a sufficient increase in the number of Shares subject to this Plan.

(c) Rights of Participants and Beneficiaries. The Company will pay all amounts payable under this Plan only to the applicable Participant, or beneficiaries entitled thereto pursuant to this Plan. The Company will not be liable for the debts, contracts, or engagements of any Participant or his or her beneficiaries, and rights to cash payments under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

SECTION 15. General Provisions.

(a) The Board may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate. Any certificate evidencing an Award and any securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with Applicable Law.

(b) All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other Applicable Law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c) Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required.

(d) Neither the adoption of the Plan nor the execution of any document in connection with the Plan will: (i) confer upon any employee or other service provider of the Company or an Affiliate any right to continued employment or engagement with the Company or such Affiliate, or (ii) interfere in any way with the right of the Company or such Affiliate to terminate the employment or engagement of any of its employees or other service providers at any time.

(e) No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

SECTION 16. Effective Date of Plan. The Plan will become effective on the date that it is duly approved by the Company’s stockholders.

SECTION 17. Term of Plan. The Plan will continue in effect until terminated in accordance with Section 11; provided, however, that no Incentive Stock Option will be granted hereunder on or after the 10th anniversary of the date of stockholder approval of the Plan (or, if the stockholders approve an amendment that increases the number of shares subject to the Plan, the 10th anniversary of the date of such approval); but provided further, that Incentive Stock Options granted prior to such 10th anniversary may extend beyond that date.

SECTION 18. Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any Applicable Law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

SECTION 19. Governing Law. The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflicts of laws.

SECTION 20. Board Action. Notwithstanding anything to the contrary set forth in the Plan, any and all actions of the Board or Committee, as the case may be, taken under or in connection with the Plan and any agreements, instruments, documents, certificates or other writings entered into, executed, granted, issued and/or delivered pursuant to the terms hereof, will be subject to and limited by any and all votes, consents, approvals, waivers or other actions of all or certain stockholders of the Company or other persons required by:

(a) the Company’s Certificate of Incorporation (as the same may be amended and/or restated from time to time);

(b) the Company’s Bylaws (as the same may be amended and/or restated from time to time); and

(c) any other agreement, instrument, document or writing now or hereafter existing, between or among the Company and its stockholders or other Persons (as the same may be amended from time to time).

SECTION 21. Notices. Any notice to be given to the Company pursuant to the provisions of this Plan must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its Chief Financial Officer (or such other Person as the Company may designate in writing from time to time), and, if to a Participant, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.